Exhibit 99.1

KODIAK ENERGY, INC. – Operations Update

CALGARY, ALBERTA -- (MARKET WIRE) – 19/09/08 – Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation"), is providing an operations update on its major projects.  All projects continue to be advanced with progress in each area.

Exploration License 413 or ‘Little Chicago’ – Kodiak continues to have productive negotiations with the beneficiaries of the land claims in the Gwich'in and Sahtu settlement areas, and the access and benefits agreements are expected in due course.  In addition, Kodiak has entered into negotiations with the regulatory bodies to extend the exploration license.  Upon receiving the final access and benefits agreements, the drilling program will be developed based on available equipment and seasonal constraints, and the necessary license and permit applications will be submitted.  The previous Prospective Resource engineering report (Chapman Engineering dated May 2008) placed an after risk Net Asset Value (discounted 15%) of CAD$244,000,000.

Lucy – Kodiak and the other project partners have met and approved the current development program, which is designed to stimulate the Muskwa/Evie shale.  Equipment is being sourced with plans to complete the vertical shale gas fracture stimulation in Q4 2008.  Production testing, which will include a multi-point flow and build up test, will be completed after stimulation.  This project has the potential to yield short term cash flow or a capital divestiture opportunity, which will then fund other developments.

New Mexico – Kodiak has a land position of approximately 78,000 gross acres with key infrastructure located immediately adjacent or within the Kodiak properties.  The producing formations contain a very high quality of 98.4% to 99.5% CO2 .  The downhole pressures at Sofia were lower than expected, and thus the projected reserves at Sofia are less than anticipated.  However, based on the additional seismic completed in April 2008 along with subsequent analysis, the CO2 is expected to be widely distributed over the held properties.  The Corporation has several other opportunities to increase its land position.  Since the New Mexico project is a major scale, long term development, a 3 to 5 year development plan is currently being evaluated.

The Kodiak New Mexico Project management discussion will be posted on the Kodiak website on September 19, 2008.

Other – On September 12, 2008, Kodiak filed in The Court of Queen’s Bench of Alberta, Judicial District of Calgary, a Statement of Claim against Brink Energy Ltd. (“Brink”) in which the Corporation is claiming, among other things, repayment of the CAD$1,000,000 secured loan the Corporation made to Brink in July 2008, including accrued interest thereon. The Statement of Claim also includes the transfer to the Corporation of certain lands of Brink, which is a block of leased mineral rights with an approximate value of CAD$1,000,000.  This Statement of Claim is to satisfy Brink’s Non-completion Fee relative to a proposed transaction under the terms of which the Corporation and Brink would have entered into a plan of arrangement, whereby the Corporation would have acquired all of the outstanding shares of Brink.  This was previously announced in a press release.

Summary – Kodiak is a multi-project company.  The Corporation has a substantial land position with over 340,000 gross acres leased for exploration and development in multiple jurisdictions and work environments.  Depending upon commodity prices and the Corporation’s financing activities, these diversified opportunities will allow the Kodiak to best focus its efforts and assets on continued exploration and development.

About Kodiak

Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

The information in the Engineering Report referred to herein contains the terms "prospective resources". Kodiak advises investors that although these terms are recognized and required by Canadian securities regulations (under National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities), the US Securities and Exchange Commission does not recognize these terms. Investors are cautioned not to assume that any part or all of the resources in this category will ever be converted into reserves. In addition, "prospective resources" have a great amount of uncertainty as to their existence, and economic and legal feasibility. It cannot be assumed that any part of a prospective resource will ever be upgraded to a higher category. Under Canadian rules, estimates of prospective resources may not form the basis of feasibility or pre-feasibility studies, or economic studies except for a "preliminary assessment" as defined under National Instrument 51-101. Under US rules, investors are cautioned not to assume that part or all of a prospective resource exists, or is economically or legally recoverable.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov under the Corporation’s profile, as well as on Kodiak's website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contact:

Kodiak Energy, Inc.
William Tighe, Chief Executive Officer & President
Phone:  +1-403-262-8044
Email:  info@kodiakpetroleum.com
Website:  www.kodiakpetroleum.com